Exhibit (k)(1)

ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of this ___ day of ____________, 2020, by and between BBR ALO Fund, LLC, a Delaware limited liability company (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Administrator”).

WHEREAS, the Fund shall be registered as a closed-end investment company under the 1940 Act (as defined below) and is authorized to issue Shares (as defined below); and

WHEREAS, the Fund and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide Services (as defined below) to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.        Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Fund, whose name shall be certified to Administrator from time to time pursuant to this Agreement. Any officer of the Fund authorized by the Board to be an Authorized Person shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to certify to Administrator the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Directors of the Fund.

“By-Laws” shall mean the Fund’s By-Laws, including any amendments made thereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Funds and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator. Instructions shall include manually executed originals or electronic communications.

“LLC Agreement” shall mean the Fund's Limited Liability Company Agreement, as amended and restated from time to time.

“Offering Documents” shall mean the current subscription documents and confidential private placement memorandum with respect to the Fund (including any applicable amendments and supplements thereto) actually received by Transfer Agent from the Fund.

“Offering Price” shall mean the price per share that the Shares will be offered for sale to the public calculated in accordance with the Fund’s then current Offering Documents.

“Registration Statement” shall mean any registration statement on Form N-2 at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the administration and fund accounting services described on Schedule A hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule A.

“Shares” shall mean such shares of beneficial or limited liability company interest, or class thereof, as the case may be, of the Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of the Fund.

2.             Appointment and Services

(a)             The Fund hereby appoints Administrator as administrator and fund accountant of the Funds and hereby authorizes Administrator to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the oversight of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes, in its sole, reasonable discretion, to represent dishonest, unethical or illegal activity. In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)             Administrator may from time to time, in its discretion and at its own expense, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that Administrator shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were itself providing such Services.

(c)             Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund, any Fund or by any other current or prior agent or service provider. To the extent Administrator agrees to take such actions, those actions taken shall be deemed part of the Services.

(d)             It is understood that in determining security valuations, Administrator employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund. The Fund shall identify to Administrator the pricing service(s) to be utilized. If requested by the Fund, the Administrator shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such pricing service(s).

For those securities where prices are not provided by the pricing service(s) utilized by Administrator, the Fund shall approve, in good faith, the procedures for determining the fair value of the securities. The Investment Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Administrator the resulting prices for use in its calculation of net asset values. When security valuations are so provided, the following provisions will also apply:

(i)             Valued securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security valuations) available to generate approximations of the market value of such securities and there is significant professional disagreement about which method is best. No evaluation method, including those used by Administrator and its suppliers, may consistently generate approximations that correspond to actual “Traded” prices of the securities.

(ii)             Methodologies used to provide the pricing portion of certain data may rely on valuations, however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications.

The Fund assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by Administrator and its suppliers in this regard.

(e)             Subject to the terms of Section 8, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by Administrator for the Fund. To the extent required by Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Fund hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request.

(f)             Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice by Administrator.

(g)             Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors and employees as the Fund’s attorney, form an attorney-client relationship or require the provision of legal advice. The Fund acknowledges that Administrator’s in-house attorneys exclusively represent Administrator and the Fund’s legal counsel will provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Fund, any information provided to the Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

3.            Representations and Deliveries

(a)             The Fund shall deliver or cause the following documents to be delivered to Administrator:

(i)             A copy of the LLC Agreement of the Fund and all amendments thereto;

(ii)            Copies of the Fund’s Registration Statement together with any applications filed in connection therewith;

(iii)           All other documents, records and information that Administrator may reasonably request in order for Administrator to perform the Services hereunder.

(b)             The Fund represents and warrants to Administrator that:

(i)             It is a limited liability company duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its LLC Agreement to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)             It shall be registered as a closed-end investment company under the 1940 Act.

(iii)            Appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Funds being offered for sale.

(iv)            It will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted, each except where failure to do so would not reasonably be expected to have a material adverse effect on the Fund; there is no statute, rule, regulation, order or judgment binding on it and no provision of its LLC Agreement or any material contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)            The Fund shall use its reasonable efforts to request that the Fund’s officers and directors, and shall use its best efforts to cause the Fund’s Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with Administrator and to provide Administrator with such information, documents and communications relating to the Funds and the Fund as necessary and/or appropriate or as reasonably requested by Administrator, in order to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by a representative of the Funds or by any of the aforementioned persons. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Any fees charged by the Fund’s legal counsel, independent accountants, administrator, fund accountant, Custodian or other service providers and agents in connection with the actions referenced in this Section 3(g) shall be an expense of the Fund. Administrator shall not be held to have notice of any change of authority of any director, officer, agent, representative or employee of the Fund, Investment Adviser or service provider until receipt of written notice thereof from the Fund.

(d)             The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund and the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Offering Documents. Administrator’s monitoring and other functions hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any non-compliance which relates to the Fund.  The Administrator shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)             The Fund will notify Administrator upon becoming aware of any discrepancy between Administrator and the Fund, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by Administrator to the Fund; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any Shareholder regarding any such discrepancy.

(f)             The Fund agrees that it shall advise Administrator in writing at least ten (10) days prior to affecting any change in any Offering Documents which would increase or alter the duties and obligations of Administrator hereunder, and shall proceed with such change only if it shall have received the written consent of Administrator thereto, such consent not to be unreasonably withheld.

(g)             Administrator represents and warrants to the Fund that:

(i)             It is a corporation duly organized, validly existing and in good standing in its jurisdiction of organization; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)             It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of Administrator or (b) any law applicable to Administrator.

(iii)             Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)             It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(h)           The Administrator shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by the Fund.

(i)             The Administrator agrees to comply (and to the extent the Administrator takes or is required to take action on behalf of a Fund hereunder shall cause the Fund to comply) with all applicable law, as well as all investment restrictions, policies and procedures adopted by the Fund. Except as set forth in this Agreement, the Administrator assumes no responsibility for such compliance by a Fund. The Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided.

4.             Fees and Expenses

(a)             As compensation for the performance of the Services, the Fund agrees to pay Administrator the fees set forth on Schedule B hereto. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly. Basis point fees and minimum annual fees apply separately to the Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current Services, or to add Funds. The Fund agrees to pay Administrator’s (as the parties may agree to in writing from time to time) rate for Services added to, or for any enhancements to existing Services set forth on, Schedule A after the execution of this Agreement (as the parties may agree to in writing from time to time). In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by the Fund or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule B. In the event of any disagreement between this Agreement and Schedule B related to fees, the terms of Schedule C shall control.

(b)             For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Offering Documents and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated (other than for cause on the part of the Administrator) or the Fund be liquidated, merged with (where the Fund is not the successor in interest) or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)             Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and directors; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Offering Documents, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; expenses incidental to holding meetings of the Fund’s Shareholders and Directors; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Offering Documents for persons who are not Shareholders, will be borne by the Fund, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

(d)             The Fund also agrees to promptly reimburse Administrator for all out-of-pocket expenses or disbursements reasonably incurred by Administrator in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If reasonably requested by Administrator, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is reasonably requested, is due at least seven (7) days prior to the anticipated mail date. In the event Administrator reasonably requests, in writing, advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)             The Fund agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule C, Administrator shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator). Administrator may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f)             The Fund is aware that its failure to remit to Administrator all amounts due on or before the Due Date may cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Administrator’s reasonable attorney’s fees and court costs if any amounts due Administrator in the event that an attorney is engaged to assist in the collection of amounts due and such attorney obtains a judgement against the Fund that is no longer subject to appeal for non-payment. Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Fund’s default or prevent Administrator from exercising any other rights and remedies available to it.

(g)             In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Administrator provides documentation which the parties hereto agree that an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)             The Fund acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.             Confidential Information

(a)             The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund and all records relative to the Fund’s Investors, including, but not limited to accounting and Investor information (including non-public personal information), information relating to any Fund investment and other business records of the Fund (“Fund Confidential Information”), not to use such records and information for any purpose other than performance of the Services, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, the Administrator will endeavor to notify the Investment Adviser promptly and to secure instructions from a representative of the Investment Adviser as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator other than from disclosure by the Fund, the Investment Adviser or their agents or affiliates prior to the date hereof, shall not be subject to this Section.

(b)             Administrator shall implement and maintain (and require any of its sub-processors, agents and affiliates that have access to Fund Confidential Information to maintain) commercially reasonable and appropriate administrative, technical, physical, and organizational safeguards designed to: (i) ensure the security of the Fund Confidential Information; (ii) protect against any anticipated threats or hazards to the security or integrity of the Fund Confidential Information; (iii) protect against unauthorized or unlawful access to or use of the Services and Fund Confidential Information; (iv) protect against accidental loss or destruction of, or damage to, the Fund Confidential Information; and (v) ensure that the Services and Fund Confidential Information and any associated hardware, system, or software are housed in physically secure premises with adequate fire protection and facility access controls. Administrator will review and test such safeguards on no less than an annual basis and shall promptly provide all information related to Administrator’s security policies and procedures reasonably requested by the Fund from time to time. Administrator shall promptly notify the Fund of any material unauthorized access to any Fund Confidential Information and of any other material breaches of security that it becomes aware of.

Administrator shall reasonably cooperate with the Fund to ensure that the Fund is not negatively affected by any such occurrences or to mitigate the effects of same on the Fund. In addition, Administrator shall cause a SOC 2 audit to be performed once each calendar year with respect to the systems and facilities used in connection with the Services, and will provide the Fund with a copy of the resulting reports Administrator receives. Administrator shall promptly implement commercially reasonable measures to address any issues reported in any SOC 2 audit reports.

(c)             In connection with Administrator’s provision of the Services, the Fund may have access to and become acquainted with confidential proprietary information of Administrator, including, but not limited to (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not generally known by the public; (c) confidential or proprietary concepts, documentation, reports, or data; (d) information regarding Administrator’s information security program; and (e) anything designated as confidential (collectively, “Administrator Confidential Information”). Neither the Fund, the Investment Adviser, nor any of their officers, employees or agents shall disclose any of the Administrator Confidential Information, directly or indirectly, or use the Administrator Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required in the course of performing the duties of each party or receiving Services under this Agreement. The term “Administrator Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the Receiving Party; was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or any of its affiliates; or (c) independently developed or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its affiliates. The Fund represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Administrator Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(c)             The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the parties and their successors and assigns.

6.             Limitation of Liability

(a)             The Administrator shall exercise due care and reasonable care in good faith and in accordance with reasonable commercial standards in discharging its duties hereunder.  Notwithstanding anything to the contrary in this Agreement, the Administrator shall be liable to a Fund for all losses, damages and reasonable costs and expenses suffered or incurred by such Fund resulting from the bad faith, negligence, fraud, reckless disregard in the performance of its duties and obligations under this Agreement, uncured material breach of this Agreement or willful misconduct of the Administrator (the “Standard of Care”). Subject to the foregoing, Administrator shall not be liable for: (i) any action reasonably taken or omitted to be taken in accordance with or in reasonable reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Fund, or from any Authorized Person; (ii) any action taken or omission by the Fund, Investment Adviser, any Authorized Person or any past or current service provider; or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Fund.

(b)             Notwithstanding anything herein to the contrary, each party hereto will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)             In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)             Notwithstanding anything herein to the contrary, in no event and under no circumstances shall the Fund, the Investment Manager or any affiliate thereof be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)             The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.             Indemnification

(a)       The Fund shall indemnify and hold harmless Administrator, and its nominees (collectively, the “Indemnified Parties”) from and against any and all third party claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, and other expenses (excluding attorney’s fees) of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following, except, in each case, to the extent a Claim resulted from Administrator’s breach of the Standard of Care:

(i)             any action or omission of Administrator;

(ii)            Administrator’s reasonable reliance on, implementation of or use of, Instructions, communications, data, documents or information (without investigation or verification) received by Administrator from an officer or representative of the Fund, or from any Authorized Person;

(iii)           any action taken, or omission by, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Administrator);

(iv)           any Claim that arises out of the Fund’s gross negligence or misconduct or material breach of any representation or warranty of the Fund made herein; and

(v)             its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Fund.

(b)             Promptly after receipt by Administrator of notice of the commencement of an investigation, action, claim or proceeding, Administrator shall, if a claim for indemnification in respect thereof is made under this Section, notify the Fund in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Administrator or any Indemnified Party, and shall keep the Fund apprised of all developments concerning such claim, to the extent that the Fund has not been materially disadvantaged by the failure to notify. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by Administrator, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel and notifies Administrator of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Fund’s election. If the Fund does not elect to assume the defense of any such suit, or in case Administrator does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or in case there is a conflict of interest between the Fund and Administrator or any Indemnified Party, the Fund will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by Administrator and them. The Fund’s indemnification agreement contained in this Section 7 and the Fund’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Administrator and each Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Administrator’s benefit, to the benefit of each Indemnified Party and their estates and successors. The Fund agrees to promptly notify Administrator of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Shares if any such proceeding would be expected to have a material adverse effect on the Fund.

(c)             Administrator shall indemnify and hold harmless the Fund, its agents, officers, directors, Shareholders, affiliates and nominees (collectively, "Fund Indemnified Parties") from and against any and all Losses (1) that Administrator shall be liable for under Section 6(a) of the Agreement and (2) which may be asserted against or incurred by any Fund Indemnified Party or for which any Fund Indemnified Party may be held liable (a "Fund Claim"), arising out of or in any way relating to the Administrator’s refusal or failure to comply with the terms of this Agreement, any Fund Claim resulting from the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement or any Fund Claim that arises out of the Administrator's material breach of any representation or warranty of the Administrator made herein.

(d)             The obligations of the parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.             Term

(a)             This Agreement shall become effective with respect to the Fund as of the date hereof. This Agreement shall continue in effect with respect to the Fund for a three-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to the Fund for successive annual periods (each a “Renewal Term”) Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term, by giving written notice to the other party specifying the date of such termination, which date shall not be less than (1) one-hundred eighty (180) days before the end of the respective term if such notice is being provided by the Administrator and (2) ninety (90) days before the end of the respective term if such notice is being provided by the Fund.

(b)             If the Fund or Administrator materially breaches this Agreement (a “Defaulting Party”), the other party (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (the “Breach Termination Date”). In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. Notwithstanding anything in this Agreement to the contrary, if a Fund delivers to Administrator a Breach Termination Notice, Administrator shall refund to the Fund the pro rata unused portion of any prepaid fees, and no additional fees or expenses shall be due and owing under this Agreement, including, but not limited to, any early termination fee, following the Breach Termination Date. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger (where the Fund is not the successor in interest) or acquisition of the Fund, Administrator shall provide prompt exit assistance to the Fund as respects the transition to a successor service provider and shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with Administrator’s applicable license agreements, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger (where the Fund is not the successor in interest) or acquisition of the Fund, and Administrator’s agreement to provide additional Services in connection therewith, Administrator shall provide such Services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

9.             Power of Attorney

The Fund hereby grants to Administrator the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of Services under this Agreement.

10.             Miscellaneous

(a)             Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party as set forth below. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Administrator:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: General Counsel

If to the Fund:	BBR Partners, LLC
140 E. 45th Street, 26th Floor
New York, New York
Attention: Chief Operating Officer

If notice is sent by electronic delivery or facsimile, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

(b)             Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)             This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)             This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)             The services of Administrator hereunder are not deemed to be exclusive. Administrator may render administration and fund accounting services and any other services to others, including other investment companies.

(f)             The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)             This Agreement is executed by the Fund and the obligations hereunder are not binding upon any of the directors, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund.

(h)             This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Fund and supersedes all prior negotiations, understandings and agreements with respect to fund accounting and administration services.

(i)             Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)             Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by Administrator to the Fund hereunder.

(k)             This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party.

(l)             The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the party on whose behalf such person is signing.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized person as of the day, month and year first above written.

BBR ALO FUND, LLC
(the “Fund”)

By:
Title:
Date:

UMB FUND SERVICES, INC.
(“Administrator”)

By:
Title:
Date:

Schedule A

to the

Administration and Fund Accounting Agreement

by and between

BBR ALO Fund, LLC

and

UMB Fund Services, Inc.

SERVICES

Subject to the oversight of, and utilizing information provided by the Fund, Investment Adviser, and the Fund’s agents, the Administrator will provide the following services:

Fund Accounting

1.	Establish, maintain and review the administrative and procedural processes.

2.	Establish, maintain and review the general ledgers.

3.	Establish, maintain and review the investors’ capital accounts and record all transactions including subscriptions and redemptions.

4.	Coordinate, execute and give third-party approval for all cash movements in accordance with the Funds’ offering documents. Provide cash reconciliations monthly or upon request.

5.	Performed Monthly: Load transactions in the portfolio accounting system. Maintain the security master files including monitoring and processing of corporate actions. Obtain market valuations from the appropriate pricing sources and value the investments in accordance with the Fund’s operating documents. Reconcile positions and cash per the portfolio accounting system to the broker(s)/custodian(s) records. Provide reporting including performance and exposure reporting.

6.	Obtain market valuations from the appropriate pricing sources and value the investments in accordance with the Fund’s operating documents.

7.	Receive and record all underlying investment transactions and reconcile to all bank accounts monthly.

8.	Interface with the investment managers to determine and reconcile monthly valuations, long/short information, AUM and all other pertinent information.

9.	Determine and periodically monitor the Fund’s income and expense accruals.

10.	Generate the financial reporting package as of each period-end including the Statements of Financial Position, Profit and Loss, Changes in Capital and Changes in Investor’s Capital.

11.	Create and maintain UMB Website portal for the Fund. Includes access to details of investment and investor subscription and redemption activity, month-end balances, financial packages, investor capital statements, tax information, and fund-level information such as fund documents, fund annual audit reports, and fund communication letters.

Regulatory Administration

Subject to the direction of and utilizing information provided by the Fund, the Investment Adviser, and the Fund’s agents, the Administrator will provide the services listed below. The Administrator’s provision of these services shall not relieve the Fund and the Fund’s Investment Adviser of their primary day-to-day responsibility for assuring such compliance. The Administrator’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments.

The Administrator shall perform the following duties on behalf of the Funds:

1.	General Fund Management

a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement;

b.	Act as liaison among all Fund service providers.

2.	Coordinate Board activities

a.	Develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each quarterly Board meeting;

b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation of electronic board books for quarterly Board meetings;

c.	Attend quarterly Board meetings, either in person or telephonically, and prepare a first draft of the quarterly meeting minutes, as requested by the Board.

3.	Financial Reporting and Audits

a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants;

c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Funds’ independent accountants or examinations by the SEC or other regulatory authorities.

4.	Compliance

a.	From time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance);

b.	Monitor Fund activity for compliance with subchapter M under the Internal Revenue Code (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment.

5.	Expenses

a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;

b.	Coordinate the payment of expenses;

c.	Establish accruals and provide to the Funds’ Fund Accountant;

d.	Provide expense summary reporting as reasonably requested by the Fund.

6.	Filings

a.	Provide the following for Form N-1A or Form N-2 filings and required updates:

i.	Preparation of expense table;

ii.	Performance information;

iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and

iv.	Investment Advisor and trustee fee data.

b.	Subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review; upon the advice and direction of Fund counsel, file Form N-PX with the Commission as required;

c.	Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Fund;

d.	Compile data, prepare timely notices and file with SEC pursuant to Rule 24f-2;

e.	Prepare and file Form N-Q until the Fund is required to begin filing reports on Form N-PORT;

f.	File Rule 17g-1 fidelity bond filing when received from the Fund or broker.

7.	Other

a.	Calculate dividend and capital gain distributions, subject to review and approval by the Fund’s officers and independent accountants;

b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund;

c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;

d.	Assist in securing and monitoring the directors and officer’s liability coverage and fidelity bond for the Fund;

e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Fund and/or Investment Adviser;

f.	Assist the Fund during SEC audits, including providing applicable documents from the SEC’s document request list;

g.	Maintain a regulatory compliance calendar (initially provided by the Fund’s CCO) listing various Board approval and SEC filing dates.

Additional services

1.	Electronic board book portal;

2.	Assisting the Fund in preparing and filing reports that need to be filed in XBRL format;

3.	Regulatory Administration

a.	Update annual amendments to the Fund’s registration statement;

b.	Coordinate filing of Form 485a/485b and XBRL as agreed to with the Fund;

c.	Assist in completing fidelity bond and D&O/E&O insurance applications.

4.	Prepare draft minutes for all Board meetings;

5.	Other special projects as agreed to by the parties.

Tax Preparation, Compliance and Reporting – 1099

1.	Prepare income tax and excise tax provisions. Calculate required income and excise dividend and capital gains distribution amounts subject to review and approval by the Fund’s officers and their independent accountants.

2.	Include the appropriate tax adjustment for wash sales, identified by third-party services, for inclusion in income tax and excise tax provisions and tax returns.

3.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services or provided by the Investment Adviser, in tax work schedules. Assist the Investment Adviser in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Adviser will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution.

4.	Prepare for review by the Fund’s independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures.

5.	Assist the Funds in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes).

6.	Assist the Fund’s independent accountants in the preparation and filing, for execution by the Fund’s officers, of all federal income and excise tax returns and the Fund’s State of Organization’s income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian or Transfer Agent, subject to review, approval and signature by the Fund’s officers and the Fund’s independent accountants.

7.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting.

8.	Prepare forms 1099-MISC Miscellaneous Income for board members and other required Fund vendors.

Treasurer Services

Make available to the Fund a person acceptable to the Fund to serve as the Fund’s Treasurer.

Internet Services

Provide and maintain web portal for investors to access account information.

Online Board Books

Provide web portal access for directors, officers and/or client staff to view completed board materials.

Blue Sky State Filings

Prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund’s notice permit to increase the offering amount as necessary.

Schedule B

to the

Administration and Fund Accounting Agreement

by and between

BBR ALO Fund, LLC

and

UMB Fund Services, Inc.

FEES

[Information Omitted]